EXHIBIT 10.30

ROBERT L. LONG

CHIEF EXECUTIVE OFFICER

February __, 2009

[NAME]

Dear [NAME]:

Transocean Ltd. (the "Company") hereby grants to you effective as of February 12, 2009, a nonqualified option ("Option") to purchase ______ registered shares, par value 15.00 Swiss francs per share, of the Company ("Shares") in accordance with the Long-Term Incentive Plan of Transocean Ltd. (the "Plan"). Please refer to Appendix A, Terms and Conditions of Nonqualified Share Option Award, for further details.

The price at which you may purchase Shares covered by the Option is $______ per share ("Option Price"). Normal expiration of your Option is February __, 2019 ("Expiration Date") and normal vesting is indicated below ("Vesting Schedule"), excepting events as defined in Appendix A:

Vesting Date	Number of Shares Purchasable
February __, 2010 February __, 2011 February __, 2012	xxx xxx xxx

Your award is subject to the terms and conditions set forth in the Plan, the Prospectus for the Plan, any additional terms and conditions set forth in Appendix A and any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the "Committee").

This award letter and the associated documents, which can be found within the Transocean network at http://www.rigcentral.com/hqs/hr/comp_ben/bonus_plans/ltip.asp, contain the formal terms and conditions of your award.

Being a participant in the Plan means you have an opportunity to earn more and it also means you have certain responsibilities as a key member of our team. For the last several months, we have been focusing on driving a culture of leadership (setting clear expectations and providing regular feedback), compliance (rigorous adherence to the policies and procedures articulated in the Company's Management System and systematic use of the Company's safety tools Think and Start), and accountability (recognizing people for the contributions they make to the Company's success). In order for us to fully develop this culture, it is critical that you model these behaviors yourself and demand them from the people with whom you work. Our ability to create this culture of leadership, compliance, and accountability across our entire organization will ultimately impact our success as a company.

Congratulations on your award.

Very truly yours,

Robert L. Long

Appendix A

To Award Letter

Granted February 12, 2009 (the "Grant Date")

Terms and Conditions of

Nonqualified Share Option Award

The nonqualified option (the "Option") granted to you on the Grant Date by Transocean Ltd. (the "Company") to purchase registered shares, par value 15.00 Swiss francs per share, of the Company ("Shares") is subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Ltd. (the "Plan"), the Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the "Committee"), and any additional terms and conditions set forth in this Appendix A which forms a part of the award letter to you ("Award Letter"). Any terms used in the Award Letter have the meanings set forth in the Plan. The terms and provisions of your Option are governed by the terms of the Plan as amended and restated February 12, 2009, which is subject to approval of the Company's shareholders. If the Company's shareholders fail to approve the Plan as amended and restated, the terms and provisions of your Option will be governed by the terms of the Plan in existence prior to the amendment and restatement of February 12, 2009. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.	Option Price

You may purchase Shares covered by the Option for the Option Price stated in your Award Letter.

2.	Term of Option

Your Option expires on the Expiration Date stated in your Award Letter. However, your Option will terminate prior to the Expiration Date as provided in paragraph 6 of this Appendix A upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of paragraph 6, in no event can your Option be exercised after the Expiration Date.

3.	Earn-out of Option
(a)	Unless it becomes exercisable on an earlier date as provided in paragraphs 6 and 7 below, your Option will become exercisable in installments as set forth in the Vesting Schedule in your Award Letter.
(b)	The Shares covered by each installment will be in addition to the Shares which previously became exercisable.
(c)

To the extent your Option has become exercisable, you may exercise the Option as to all or any part of the Shares covered by the Option, at any time on or before the date the Option expires or terminates, subject to the restrictions imposed by the Company's policy on insider trading and the provisions of the Securities Act of 1933 (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC").

4.	Exercise of Option

The Company currently utilizes Charles Schwab ("Schwab") as the broker for outsourcing administration of the Plan, but reserves the right to use another broker. If necessary, this new broker selected by the Company will be substituted for Schwab. It will be necessary for you to open an account with Schwab and you should consult the information provided with this packet. Subject to applicable security law restrictions, the Company may, in its discretion, adopt procedures for the automatic cashless exercise of any outstanding vested Option on the last trading date on or immediately preceding the Expiration Date.

5.	Satisfaction of Option Price
(a)	Payment of Cash or Shares

Your Option may be exercised through a cashless exercise with Schwab or by payment in cash (including check, bank draft, money order or wire transfer to Schwab), in Shares, or in a combination of cash and Shares.

(b)	Payment of Shares

Any Shares tendered as all or part of the Option Price shall be valued at "Fair Market Value" as defined in the Plan. Any certificates evidencing shares tendered must be duly endorsed or accompanied by appropriate stock powers. Only shares held, or certificates issued, solely in your name may be tendered in exercise of your Option. Fractional shares may not be tendered in satisfaction of the Option Price; any portion of the Option Price which is in excess of the aggregate fair market value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more Shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Option Price being paid in Shares, an appropriate replacement certificate will be issued to you for the number of excess Shares.

6.	Termination of Employment
(a)	General

The following rules apply to your Option in the event of your death, disability, retirement, or other termination of employment.

(i)

Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Committee), your Option will become fully vested, and will remain exercisable until the earlier of (1) the Expiration Date or (2) the expiration of the one-year period beginning on the date of such death or disability.

(ii)

Convenience of the Company. If your employment is terminated for the convenience of the Company (as determined by the Committee), any vested portion of the Option will remain exercisable until the earlier of (1) the Expiration Date or (2) the expiration of the one-year period beginning on the date of such termination of employment. Following the termination of your employment for the convenience of the Company, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Shares which were vested and which you were entitled to purchase under the Option on the date of the termination of your employment. The portion of the Option that is not vested as of the date of your termination for the convenience of the Company shall be terminated as of the date of your termination.

(iii)

Early Retirement. If your employment is terminated by reason of Early Retirement (as defined below), any vested portion of the Option will remain exercisable until the Expiration Date. Following your Early Retirement, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Shares which were vested and which you were entitled to purchase under the Option on the date of your Early Retirement. The portion of the Option that is not vested as of the date of your Early Retirement shall be terminated as of that date.

(iv)

Normal Retirement. If your employment is terminated by reason of Normal Retirement (as defined below) on or after February 12, 2010, your Option will continue to vest as set forth in the Vesting Schedule in your Award Letter. If your employment is terminated by reason of Normal Retirement prior to February 12, 2010, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Shares which were vested and to which you were entitled to purchase under the Option on the date of your Normal Retirement, and the portion of the Option which is not vested as of your Normal Retirement shall be terminated as of that date. Following your Normal Retirement, any vested portion of the Option will remain exercisable until the Expiration Date.

(v)

Other Termination of Employment. If your employment is terminated for any reason other than death, disability, termination for the convenience of the Company, or Early or Normal Retirement (as those terms are used herein), any vested Option will terminate on the earlier of (1) sixty (60) days after termination of your employment or (2) the Expiration Date. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Shares which were vested and to which you were entitled to purchase under the Option on the date of the termination of your employment. The portion of the Option which is not vested as of the date of the termination shall be terminated as of the date of your termination.

(vi)

Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any portion of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this paragraph 6(a), but not beyond the Expiration Date of your Option.

(b)	Definition of Retirement

"Early Retirement" is defined for the purpose of this Appendix A as termination of employment for any reason other than death or disability after attainment of age 55 with at least 10 years of service. "Normal Retirement" is defined for the purpose of this Appendix A as termination of employment for any reason other than death or disability after attainment of age 65 with at least 5 years of service. If you retire after the age of 55, yet your age and years of service do not lead to an Early Retirement or a Normal Retirement, your termination will be treated as "Other Termination of Employment", unless designated by the Committee in its discretion as a termination for the "Convenience of the Company".

(c)	Committee Determinations

The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company, Early or Normal Retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

7.	Change of Control
(a)	Acceleration of Vesting

Notwithstanding the provisions of the Award Letter or paragraphs 3 or 6, all Options outstanding as of a Change of Control Termination (as defined below) shall become immediately exercisable and shall remain exercisable until the earlier of the expiration of (i) the Expiration Date or (ii) the one-year period beginning on the date of such Change of Control Termination.

(b)	Change of Control Termination

Upon the date of your termination of employment by the Company or any Subsidiary for any reason other than Cause (as defined below) within two years after the date of a Change of Control (a "Change of Control Termination"), the provisions of paragraph 7(a) shall apply.

"Cause" means (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

(c)	Section 280G Limitation

Notwithstanding anything in the Award Letter (including this Appendix A) to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a "parachute payment", as such term is defined in Section 280G(b)(2) of the U.S. Internal Revenue Code of 1986 (the "Code"), and the amount of the parachute payment, reduced by all U.S. federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount you would receive if you were paid three times your "base amount", as defined in Code Section 280G(b)(3), less one dollar, reduced by all U.S. federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less one dollar, and such reduction shall be made to those amounts that provide you with the best economic benefit (and to the extent any payments are economically equivalent, each shall be reduced pro rata), which may include, without limitation and to the extent necessary, a reduction to the award or vesting of Options in order that this limitation not be exceeded; provided, however, that this paragraph 7(c) shall be superseded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

8.	Tax Consequences and Withholding
(a)

You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences to you and, if applicable, the Swiss tax consequences to you, of your Option based on currently applicable provisions of the Code, related regulations and Swiss tax rules. The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from the U.S. federal tax law and Swiss tax rules. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)

This Option is not intended to be an incentive stock option, as defined in Section 422 of the Code. No adjustment to the Option pursuant to Section 6.2 of the Plan shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

(c)

You must make arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to Schwab of the required amount or you can elect to satisfy your withholding obligation by having Schwab retain Shares having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have Schwab withhold Shares having a value in excess of the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the "standard deduction" withheld in accordance with the Company's policies and procedures. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(d)

In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the grant or exercise of your Option. You may not elect to have Schwab withhold Shares having a value in excess of the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the "standard deduction" withheld in accordance with the Company's policies and procedures. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(e)

In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company. Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, vesting, exercise of rights or otherwise) any portion of an award (including without limitation any portion of the proceeds of an exercise of any award rights such as, if applicable, a stock option, or any portion of any securities issuable in connection with any award such as, if applicable, the issuance of Shares for deferred units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award. Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof or exercise of rights thereunder) to any taxing authority or other pertinent third party.

9.	Restrictions on Resale

There are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan. However, under the provisions of the Securities Act and the rules and regulations of the SEC, resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company's policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

10.	Beneficiary

You may designate a beneficiary to receive your option after your death, and you may change your beneficiary from time to time. Beneficiary designations should be filed with the Administrator of the Long-Term Incentive Plan in the Human Resources Department. If you fail to designate a beneficiary, the executor or administrator of your estate will be considered your beneficiary in the event of your death.

11.	Effect on Other Benefits

Income recognized by you as a result of exercise of an Option will not be included in the formula for calculating benefits under any of the Company's retirement and disability plans or any other benefit plans.

Your Award Letter, Appendix A and related documents, which can be found within the Transocean network at http://www.rigcentral.com/hqs/hr/comp_ben/bonus_plans/ltip.asp, contain the formal terms and conditions of your award.

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